Pricing Supplement Dated October 8, 1998                        Rule 424(b)(2)
(To Prospectus dated November 12, 1997 and         Registration Nos. 333-38003
Prospectus Supplement dated November 12, 1997)                and 333-38003-01

                          PP&L Capital Funding, Inc.
                   Medium-Term Notes, Series A - Fixed Rate
                       Unconditionally Guaranteed as to
                        Payment of Principal, Premium,
                           if any, and Interest by
                            PP&L Resources, Inc.
                            CUSIP No. (69349PAJ8)

Principal Amount:  $20,000,000.00              Interest Rate:  6.23%

Agent(s)' Discount or                          Stated Maturity
Commission:  $100,000.00                       Date:  October 14, 2003

Net Proceeds to Issuer:  $19,900,000.00        Original Issue
                                               Date:  October 14, 1998


Interest Payment Dates:       March 15, and September 15
Regular Record Dates:         February 28 and August 31
First Interest Payment Date:  March 15, 1999

Redemption:

_X_  The Notes may not be redeemed prior to the Stated Maturity Date.
___  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Price:
     Annual Redemption Percentage Reduction:   % until Redemption Percentage
     is 100% of the principal amount.

Repayment at the Option of the Holder:

_X_ The Notes may not be repaid at the option of the holder prior to the Stated Maturity Date.
___ The Notes may be repaid to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Date(s):
     Repayment Price:     %

Form:   _X_ Book-Entry    ___Certified

Agent:  ___ Merrill Lynch & Co.
        ___ First Chicago Capital Markets, Inc.
        ___ Goldman, Sachs & Co.
        ___ Morgan Stanley Dean Witter
        _X_ Other  First Union Capital Markets   $20,000,000.00

Agent acting in the capacity as indicated below:

        _X_ Agent         ___ Principal

If as principal:

___ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
___ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

_X_ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

Other Provisions: